Exhibit 99.1

FGI INDUSTRIES ANNOUNCES

FOURTH QUARTER AND FULL - YEAR 2023 RESULTS

EAST HANOVER, N.J., March 20, 2024 – FGI Industries Ltd. (Nasdaq: FGI) (“FGI” or the “Company”), a leading global supplier of kitchen and bath products, today announced results for the fourth quarter and full-year 2023.

FOURTH QUARTER 2023 HIGHLIGHTS

(As compared to the prior-year period)

▪	Total revenues of $31.0 million, (2.6%)
▪	Gross profit of $9.0 million, +20.1%; Gross margin of 29.2%, +549 basis points
▪	Net Income of $0.5 million
▪	Adjusted net income of $0.5 million*
▪	Adjusted operating income of $1.4 million*

FULL-YEAR 2023 HIGHLIGHTS

(As compared to the prior-year period)

▪	Total revenues of $117.2 million, (27.5%)
▪	Gross profit of $32.1 million, +1.8%; Gross margin of 27.4%, +788 basis points
▪	Net Income of $0.6 million
▪	Adjusted net income of $1.0 million*
▪	Adjusted operating income of $2.8 million*

* Adjusted net income and Adjusted operating income constitute non-GAAP financial measures. Please see the attached appendix for details.

MANAGEMENT COMMENTARY

“While 2023 was a difficult year due to uneven demand trends and prolonged inventory de-stocking, we remained committed to executing on our strategic initiatives, and as a result, we finished the year on a positive note and are entering 2024 well positioned to deliver improved financial results,” stated David Bruce, President and Chief Executive Officer of FGI.  “We saw improved order trends during the fourth quarter, due in large part to the investments we made in organic growth initiatives throughout the year, and we expect the order momentum to continue to build into 2024.”

“We experienced solid growth trends across most of our business portfolio during the fourth quarter owing to growing momentum from new programs, generally stable end market demand, and a normalization of inventory levels in the channel,” noted Bruce.  “Each of our business segments showed year-over-year growth during the fourth quarter, other than Bath Furniture, which continues to be impacted by demand weakness and a trade down to lower-priced offerings. Total revenue ended down 2.6% in the fourth quarter.”

“Our continued strategic focus on higher margin products drove another quarter of strong gross margin improvement, with fourth quarter gross margin increasing 549 basis points to 29.2%, our highest quarterly gross margin as a public company,” continued Bruce.  “As a result, gross profit increased 20.1% during the fourth quarter to $9.0 million.  I am very pleased by the improved momentum exiting the year, and it is very exciting to see our investments in our BPC initiatives begin to pay off.”

“As we discussed on our first call as a public company almost exactly two years ago, we are committed to driving value creation for shareholders by executing on our long-term strategic plan, which is based on driving above market organic growth through a focus on our BPC (Brands, Products, Channels) strategy, enhanced margin performance, and efficient capital deployment,” continued Bruce.  “We remained focused on our strategic plan during 2023, despite what was a very challenging operating environment, and I am very proud of all we accomplished during the year.  From a commercial perspective we made important progress on several key initiatives that will help us drive above-market growth in the coming years, including the launch of several new products and expanded penetration with key customer partners in Sanitaryware, the introduction of value-priced offerings in Bath Furniture to address shifts in market demand,  continued growth in our shower business, and significant expansion in the dealer network for our custom kitchen cabinetry business.  I could not be more pleased by our gross profit margin performance during 2023, as we increased our full year gross margin by 788 basis points, despite the revenue declines, owing to our strategic focus on growing our higher margin product categories.  Finally, we continued our discipled focus on capital deployment, as we reduced working capital usage and ended the year in a very strong financial position that will provide us the financial flexibility to pursue our strategic objectives.”

“We maintained our strict financial discipline during the quarter, resulting in a cash balance of nearly $7.8 million at the end of the fourth quarter, which combined with our borrowing capacity, resulted in total liquidity of $24.4 million,” stated Perry Lin, Chief Financial Officer of FGI.  “We continue to believe the highest and best use of our capital is for internal investment and this will remain our priority in the near-term; however, we will also continue to evaluate opportunities for strategic M&A.”

“While inventory levels have largely normalized, the demand environment remains uneven, with several industry forecasters predicting modest declines in home improvement industry spending in 2024,” continued Bruce.  “However, based on the growing momentum in our new programs and product launches under our BPC program, we expect to generate above-market growth in 2024.  As a result, we are forecasting full year 2024 revenues of $115 million to $128 million, adjusted operating income of $2.8 million to $3.8 million and adjusted net income of $1.2 million to $2.0 million.  While we made significant progress against our strategic initiatives during 2023, we remain focused on our plan and look forward to continued execution against our strategy in 2024,” concluded Bruce.

STRATEGIC UPDATE

FGI intends to drive long-term shareholder value through the execution of its Brands, Products and Channel (BPC) strategy to drive organic growth, enhanced financial performance, and efficient capital deployment.  Some of the accomplishments achieved during the fourth quarter of 2023 and the key priorities for 2024 are as follows:

•

BPC Strategy:  FGI has continued to invest in its BPC strategy despite the market challenges, which is expected to drive improved organic growth longer-term.  Some of the key successes during the quarter were as follows:

•

FGI recently announced it entered into a 5-year licensing agreement that will provide the Company access to an industry leading overflow toilet technology.  The company will market this technology as FlushGuard Overflow Technology.  During the fourth quarter, the Company was awarded product placements utilizing the FlushGuard technology at several large customers, including two of the largest commercial distributors in North America.  FGI exhibited a new line of retail and commercial sanitaryware products featuring FlushGuard at the 2024 Kitchen & Bath Show.

•

FGI continues to focus on its initiatives to expand geographically, with recently signed agreements providing entry into India, Eastern Europe, Australia, and the UK.   In the UK, FGI landed its first new customer partners in 2023 and as recently as this past month, three new distributor partners in India.

•

The Company continued to execute on recently announced awards, including its online shower door program for an existing large Canadian retail partner that commenced in June 2023, and the roll-out of FGI’s industry leading shower wall program into as many as 300 locations of a large U.S. retailer.  Both programs continue to ramp up and contributed to improved shower systems growth in the fourth quarter, and the programs are expected to further build momentum into 2024.

•

During the third quarter, FGI announced it had initiated an in-store promotion with a large US retailer that did not previously carry any of the Company’s sanitaryware products in an effort to lay the groundwork for future growth.  Following a successful promotion, the Company was able to place several new sanitaryware SKUs with this retailer, which feature the new FlushGuard overflow technology.

•

The premium Covered Bridge kitchen cabinetry brand added 203 new dealers during 2023, bringing the total active dealer count to 302 at the end of the year.  FGI had a large display at the 2024 Kitchen & Bath show that showcased its Covered Bridge custom kitchen cabinetry line.

•

Key priorities under the Company’s BPC strategy for 2024 include the continued execution under recently launched programs, further expansion of sanitaryware products utilizing the new FlushGuard overflow technology, the launch of new value-priced bath furniture offerings to better address current market trends, new product launches in shower systems, and the introduction of Isla Porter, the Company’s new digital custom kitchen cabinetry business.

•

Enhanced Margin Performance:  FGI generated fourth quarter gross margin of 29.2%, up from 23.7% in the same period last year owing to the ongoing mix shift to higher margin products.  For the full year 2023, gross margin was 27.4%, up nearly 800 basis points from the 19.5% gross margin generated in the prior year.  During 2024, FGI expects gross margin to remain consistent with the 27-28% gross margin generated during fiscal year 2023, with operating margin improvement driven by volume leverage.

•

Efficient Capital Deployment:  FGI will continue to prioritize capital deployment in support of organic growth opportunities, while continuing to evaluate strategic M&A opportunities. With total liquidity of $24.4 million at December 31, 2023, the Company believes it has sufficient financial flexibility to fund its organic growth strategy.

FOURTH QUARTER 2023 RESULTS

Revenue totaled $31.0 million during the fourth quarter of 2023, a decrease of 2.6% compared to the prior-year period, driven by continued end market demand weakness in the bath furniture market, partially offset by growth in the Sanitaryware, Shower Systems, and Other businesses.

•

Sanitaryware revenue was $20.6 million during the fourth quarter of 2023, up 1.8% from revenue of $20.2 million in the prior-year period, as order patterns continued to normalize following the inventory de-stocking headwinds that plagued results over the last year.  The pro channel is showing signs of improvement and new customer programs are also beginning to benefit results.

•

Bath Furniture revenue was $2.5 million during the fourth quarter of 2023, a decline from revenue of $6.1 million in the prior-year period, as the bath furniture market continues to be impacted by macro headwinds and a trade-down to lower ticket products.  FGI’s product mix in bath furniture had been skewed to higher-end products, which was resulting in more pronounced weakness relative to the value-focused peers in the space.  Based on the ongoing shift to more value-priced offerings, FGI is launching product offerings in the mid-tier category to better address current demand and has already won several key customer awards featuring the new bath furniture.

•

Shower Systems revenue was $5.7 million during the fourth quarter, up 55.3% from revenue of $3.7 million last year.  Recently launched programs are gaining momentum, including the online shower door program with a large Canadian retailer, and the shower wall systems roll-out at up to 300 locations of a large U.S. retailer with initial shipments that began in December.

•

Other revenue, which consists primarily of the custom kitchen cabinetry business, was $2.1 million during the fourth quarter, up from $1.7 million last year. Revenue benefited from continued dealer growth and new product launches.  The Company remains on track to launch its new kitchen cabinetry initiative in the first half of 2024.

Gross profit was $9.0 million during the fourth quarter of 2023, an increase of 20.1% compared to last year owing to strong growth in higher margin categories.  As a result, fourth quarter gross margin improved to 29.2%, up 549 basis points from the prior-year period.  In addition to the shift in revenue mix towards higher-margin products, gross margin also benefitted from lower logistics costs and the benefit of pricing actions taken during 2022.

Operating income was $1.2 million during the fourth quarter of 2023, up from income of $1.0 million in the prior-year period.  Operating income during the fourth quarter of 2023 included non-recurring expenses of $0.1 million for business expansion expense and non-recurring IPO-related compensation.  Excluding these non-recurring expenses, adjusted operating income was $1.4 million during the fourth quarter.  The improvement in operating income was a result of the increase in gross profit, partially offset by higher operating expenses related to growth investments.  The Company continues to invest in its BPC growth strategy despite the recent revenue headwinds.  The increase in operating expenses during the fourth quarter included marketing spend for the recently launched FlushGuard product line and expenses tied to new custom kitchen cabinetry business development opportunities.  Despite the additional investment spending, operating margin was 4.0% during the fourth quarter, up from 3.2% in the same period last year.

The Company reported GAAP net income of $0.5 million, or $0.05 per diluted share during the fourth quarter of 2023, slightly down versus net income of $0.7 million, or $0.08 per diluted share, in the same period last year.

FINANCIAL RESOURCES AND LIQUIDITY

As of December 31, 2023, the Company had $7.8 million of cash and cash equivalents, total debt of $7.0 million and $16.6 million of availability under its credit facilities net of letters of credit. Combined with cash and cash equivalents, total liquidity was $24.4 million at December 31, 2023.

FINANCIAL GUIDANCE

FGI believes the long-term outlook for the repair and remodel markets remains attractive, and the Company continues to be encouraged by the progress achieved on its organic growth initiatives through the BPC strategy.  While inventory de-stocking headwinds have largely normalized, the Company expects uneven demand trends across sales geographies coupled with continued strategic investments throughout the organization for future growth.  As a result of these factors, the Company is providing fiscal 2024 guidance as follows:

•	Total Revenue of $115 million and $128 million
•	Total Adjusted Operating Income of $2.8 million and $3.8 million
•	Total Adjusted Net Income of $1.2 million to $2.0 million

Guidance for adjusted operating income and adjusted net income is presented on an adjusted basis and excludes non-recurring items.  All guidance is current as of the time provided and is subject to change.

FOURTH QUARTER CONFERENCE CALL

FGI will conduct a conference call on Thursday, March 21 at 9:00 am Eastern Time to discuss the quarterly results.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of the Company’s corporate website at https://investor.fgi-industries.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software.

To participate in the live teleconference:

Toll Free:	1-844-826-3035
International Live:	1-412-317-5195

To listen to a replay of the teleconference, which will be available through April 4, 2024:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	10186279

ABOUT FGI INDUSTRIES

FGI Industries Ltd. (Nasdaq: FGI) is a leading global supplier of kitchen and bath products. For over 30 years, we have built an industry-wide reputation for product innovation, quality, and excellent customer service. We are currently focused on the following product categories: sanitaryware (primarily toilets, sinks, pedestals and toilet seats), bath furniture (vanities, mirrors and cabinets), shower systems, customer kitchen cabinetry and other accessory items. These products are sold primarily for repair and remodel activity and, to a lesser extent, new home or commercial construction. We sell our products through numerous partners, including mass retail centers, wholesale and commercial distributors, online retailers and specialty stores.

Non-GAAP Measures

In addition to the measures presented in our consolidated financial statements, we use the following non-GAAP measures to evaluate our business, measure our performance, identify trends affecting our business and assist us in making strategic decisions. Our non-GAAP measures are: Adjusted Operating Income, Adjusted Operating Margins and Adjusted Net Income. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). They are supplemental financial measures of our performance only, and should not be considered substitutes for net income, income from operations or any other measure derived in accordance with GAAP and may not be comparable to similarly titled measures reported by other entities. We define Adjusted Operating Income as GAAP income from operations excluding the impact of certain non-recurring expenses, including expenses related to non-recurring compensation expenses related to our IPO, IPO legal fees, certain business expansion costs, and one-time anti-dumping penalty expenses. We define Adjusted Net Income as GAAP net income excluding the tax-effected impact of certain non-recurring expenses and income such as expenses related to COVID-19 protocols, unusual litigation fees and non-recurring compensation expenses related to our IPO. We define Adjusted Operating Margins as adjusted income from operations divided by revenue.

We use these non-GAAP measures, along with U.S. GAAP measures, to evaluate our business, measure our financial performance and profitability and our ability to manage expenses, after adjusting for certain non-recurring expenses, identify trends affecting our business and assist us in making strategic decisions. We believe these non-GAAP measures, when reviewed in conjunction with U.S. GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under U.S. GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance over time on a consistent basis. With respect to the Company’s expectations of its future performance, the Company’s reconciliations of guidance for full year 2024 Adjusted Operating Income and 2024 Adjusted Net Income are not available, as the Company is unable to quantify certain amounts to the degree of precision that would be required in the relevant GAAP measures without unreasonable effort.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipate,” “expect,” “could,” “may,” “intend,” “plan”, “see” and “believe,” among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements regarding FGI’s guidance, expectations for the home improvement market, the Company’s growth strategies, the company’s planned product launches and new customer partnerships, estimates of customer de-stock and timing of market recoveries.  These forward-looking statements are based on currently available operating, financial, economic and other information, and are subject to a number of risks and uncertainties, including but not limited to, the levels of residential repair and remodel activity, and to a lesser extent, new home construction; the effects of inflationary pressures and interest rates on demand for our products, our costs and our ability to access capital; our ability to maintain our strong brands and reputation and to develop innovative products; our ability to maintain our competitive position in our industries; our reliance on key suppliers and customers; the length and severity of the ongoing COVID-19 pandemic, including its impact on domestic and international economic activity, consumer confidence, our production capabilities, our employees and our supply chain; the cost and availability of materials and the imposition of tariffs; risks associated with our international operations and global strategies; our ability to achieve the anticipated benefits of our strategic initiatives; our ability to successfully execute our acquisition strategy and integrate businesses that we may acquire; risks associated with our reliance on information systems and technology, and our ability to achieve the anticipated benefits from our investments in new technology; our ability to attract, develop and retain talented and diverse personnel; our ability to obtain additional capital to finance our planned operations; regulatory developments in the United States and Internationally; our ability to establish and maintain intellectual property protection for our products, as well as our ability to operate our business without infringing the intellectual property rights of others; and other risks and uncertainties including those described as “Risk Factors” in FGI’s annual report on Form 10-K for the year ended December 31, 2023, and in quarterly reports on Form 10-Q filed thereafter. FGI does not undertake any obligation to update forward-looking statements whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

INVESTOR CONTACT

Paul Bartolai, CFA

773-489-5692

FGI@val-adv.com

FGI INDUSTRIES LTD.

CONSOLIDATED BALANCE SHEETS

	As of	As of
	December 31, 2023	December 31, 2022
	USD	USD

ASSETS

CURRENT ASSETS
Cash	$7,777,241	$10,067,428
Accounts receivable, net	16,195,543	14,295,859
Inventories, net	9,923,852	13,292,591
Prepayments and other current assets	4,617,751	2,588,081
Prepayments and other receivables – related parties	7,600,283	5,643,649
Total current assets	46,114,670	45,887,608

PROPERTY AND EQUIPMENT, NET	1,910,491	1,269,971

OTHER ASSETS
Intangible assets	102,227	—
Operating lease right-of-use assets, net	15,203,576	9,815,572
Deferred tax assets, net	1,168,833	1,265,539
Other noncurrent assets	1,245,133	2,128,240
Total other assets	17,719,769	13,209,351
Total assets	$65,744,930	$60,366,930

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Short-term loans	$6,959,175	$9,795,052
Accounts payable	14,524,607	14,718,969
Accounts payable – related parties	735,308	104,442
Income tax payable	189,119	33,350
Operating lease liabilities – current	1,595,998	1,543,031
Accrued expenses and other current liabilities	4,039,499	3,580,359
Total current liabilities	28,043,706	29,775,203

OTHER LIABILITIES
Operating lease liabilities – noncurrent	13,674,452	7,847,317
Total liabilities	41,718,158	37,622,520

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preference Shares ($0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and December 31, 2022)	—	—
Ordinary shares ($0.0001 par value, 200,000,000 shares authorized, 9,547,607 and 9,500,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively)	955	950
Additional paid-in capital	20,877,832	20,459,859
Retained earnings	4,413,524	3,679,920
Accumulated other comprehensive loss	(1,111,499)	(1,396,319)
FGI Industries Ltd. shareholders’ equity	24,180,812	22,744,410
Non-controlling interests	(154,040)	—
Total shareholders’ equity	24,026,772	22,744,410
Total liabilities and shareholders’ equity	$65,744,930	$60,366,930

FGI INDUSTRIES LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended
	December 31,
	2023	2022
	USD	USD
REVENUES	$30,956,813	$31,790,227

COST OF REVENUES	21,921,378	24,267,371

GROSS PROFIT	9,035,435	7,522,856

OPERATING EXPENSES
Selling and distribution	5,887,712	4,224,614
General and administrative	1,678,028	2,028,729
Research and development	224,290	265,922
Total operating expenses	7,790,030	6,519,265

INCOME FROM OPERATIONS	1,245,405	1,003,591

OTHER INCOME (EXPENSES)
Interest income	4,019	2,720
Interest expense	(189,999)	(202,573)
Other expenses, net	(196,826)	(58,310)
Total other expenses, net	(382,806)	(258,163)

INCOME BEFORE INCOME TAXES	862,599	745,428

PROVISION FOR INCOME TAXES
Current	171,837	(66,022)
Deferred	239,796	104,395
Total provision for income taxes	411,633	38,373

NET INCOME	450,966	707,055
Less: net loss attributable to non-controlling shareholders	(87,997)	—
Net income attributable to FGI Industries Ltd. Shareholders	538,963	707,055

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	304,321	264,736

COMPREHENSIVE INCOME	755,287	971,791
Less: comprehensive loss attributable to non-controlling shareholders	(87,997)	—
Comprehensive income attributable to FGI Industries Ltd. Shareholders	$843,284	$971,791

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic	9,547,607	9,500,000
Diluted	9,870,454	9,708,863

EARNINGS PER SHARE
Basic	$0.06	$0.07
Diluted	$0.05	$0.07

FGI INDUSTRIES LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended
	December 31,
	2023	2022
	USD	USD
REVENUES	$117,241,604	$161,718,543

COST OF REVENUES	85,164,322	130,209,538

GROSS PROFIT	32,077,282	31,509,005

OPERATING EXPENSES
Selling and distribution	19,971,912	17,533,028
General and administrative	8,424,083	7,830,023
Research and development	1,376,844	1,053,976
Total operating expenses	29,772,839	26,417,027

INCOME FROM OPERATIONS	2,304,443	5,091,978

OTHER INCOME (EXPENSES)
Interest income	10,543	3,159
Interest expense	(749,729)	(600,798)
Other (expenses) income, net	(177,469)	46,211
Total other expenses, net	(916,655)	(551,428)

INCOME BEFORE INCOME TAXES	1,387,788	4,540,550

PROVISION FOR INCOME TAXES
Current	711,518	658,694
Deferred	96,706	201,936
Total provision for income taxes	808,224	860,630

NET INCOME	579,564	3,679,920
Less: net loss attributable to non-controlling shareholders	(154,040)	—
Net income attributable to FGI Industries Ltd. Shareholders	733,604	3,679,920

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	284,820	(741,587)

COMPREHENSIVE INCOME	864,384	2,938,333
Less: comprehensive loss attributable to non-controlling shareholders	(154,040)	—
Comprehensive income attributable to FGI Industries Ltd. Shareholders	$1,018,424	$2,938,333

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic	9,525,434	9,335,616
Diluted	9,821,112	9,341,921

EARNINGS PER SHARE
Basic	$0.08	$0.39
Diluted	$0.07	$0.39

FGI INDUSTRIES LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2023	2022
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$579,564	$3,679,920
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,017,502	218,662
Share-based compensation	417,978	383,572
Provision for credit losses	78,640	261,381
Reversal of defective return	(851,554)	(1,696,263)
Foreign exchange transaction loss	185,317	7,417
Deferred income tax expense	96,707	213,050
Changes in operating assets and liabilities
Accounts receivable	(1,126,770)	13,489,673
Inventories	3,368,740	7,971,370
Prepayments and other current assets	(2,029,670)	(1,041,458)
Prepayments and other receivables – related parties	(1,956,634)	(2,523,826)
Other noncurrent assets	883,108	860,770
Income taxes	155,769	(1,187,589)
Right-of-use assets	—	858,322
Accounts payable	(194,362)	(17,290,882)
Accounts payable-related parties	630,866	104,442
Operating lease liabilities	(1,324,641)	(1,396,218)
Accrued expenses and other current liabilities	459,139	(1,932,078)
Net cash provided by operating activities	1,389,699	980,265

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from disposal of property and equipment	—	400
Purchase of property and equipment	(840,387)	(1,064,223)
Purchase of intangible assets	(102,227)	—
Net cash used in investing activities	(942,614)	(1,063,823)

CASH FLOWS FROM FINANCING ACTIVITIES
Net repayments of revolving credit facility	(2,835,876)	(4,862,228)
Net proceeds from issuance of ordinary shares in IPO	—	12,370,800
Excess payment over carrying value on long-lived assets acquisition from common-control affiliate	—	(498,005)
Net cash (used in) provided by financing activities	(2,835,876)	7,010,567

EFFECT OF EXCHANGE RATE FLUCTUATION ON CASH	98,604	(743,477)

NET CHANGES IN CASH	(2,290,187)	6,183,532
CASH, BEGINNING OF YEAR	10,067,428	3,883,896
CASH, END OF YEAR	$7,777,241	$10,067,428

SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the period for interest	(749,646)	(600,043)
Cash paid during the period for income taxes	(552,163)	(1,835,823)

NON-CASH INVESTING AND FINANCING ACTIVITIES
New addition on Right-of-use assets	(7,204,742)	(2,585,925)

Non-GAAP Measures

	For the three months ended		For the year ended
	December 31,		December 31,
	2023	2022	2023	2022
Income from operations	$1,245,405	$1,003,591	$2,304,443	$5,091,978
Adjustments:
Non-recurring IPO-related compensation	59,719	59,719	238,876	435,028
IPO and arbitration legal fee	—	221,258	50,000	221,258
Anti-dumping penalty	—	124,865	—	124,865
Business expansion expense	61,770	—	247,082	—
Adjusted income from operations	1,366,894	1,409,433	2,840,401	5,873,129
Revenue	$30,956,813	$31,790,227	$117,241,604	$161,718,543
Adjusted operating margins	4.4%	4.4%	2.4%	3.6%

	For the three months ended		For the year ended
	December 31,		December 31,
	2023	2022	2023	2022
Net income	$450,966	$707,055	$579,564	$3,679,920
Adjustments:
Non-recurring IPO-related compensation	59,719	59,719	238,876	435,028
IPO and arbitration legal fee	—	221,258	50,000	221,258
Anti-dumping penalty	—	124,865	—	124,865
Business expansion expense	61,770	—	247,082	—
Total	572,455	1,112,897	1,115,522	4,461,071
Tax impact of adjustment at 18% effective rate	(22,962)	(73,052)	(101,296)	(140,607)
Adjusted net income	$549,493	$1,039,845	$1,014,226	$4,320,464